UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware (State or other jurisdiction of incorporation)	20-1450327 (IRS Employer Identification No.)

600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (Address of principal executive offices, including zip code)

415-835-8900 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information in Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 11, 2013, JMP Group Inc. (the “Company”) established, through its affiliate JMP Credit Advisors CLO III Ltd., a Cayman Islands vehicle (the “Borrower”), a $100 million revolving credit facility (the “Facility”) with BNP Paribas to finance the acquisition of a portfolio of assets, including certain debt obligations. A subsidiary of the Company, JMP Credit Advisors LLC, will act as collateral manager and preferred investor, with duties including the selection of assets to be acquired by the Borrower.

All borrowings under the Facility will be subject to the satisfaction of certain customary covenants, the accuracy of certain representations and warranties, concentration limitations and other restrictions. The Facility will be primarily secured by a portfolio of collateral that includes certain debt obligations that are eligible for acquisition by the Borrower.

The Borrower is subject to mandatory prepayments under the Facility upon the occurrence of certain events. In addition, the Borrower may make optional prepayments under the Facility.

The Facility was established to fund the origination and purchase of a diverse pool of loans. The Facility is structured to have a twelve-month revolving period ending December 10, 2014, and a nine-month amortization period. The advance rate under the Facility is 80%, and any outstanding balances will bear interest at Libor plus 1.40% during the twelve month revolving period and at Libor plus 2.25% during the amortization period.

The Company will make a filing with the SEC in the event that a CLO transaction closes with the details of its material terms. Further, the Company intends to consolidate the loan portfolio until its maturity and expects to account for the transaction on its balance sheet as non-recourse debt.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: December 17, 2013	By:	/s/ Scott Solomon
Scott Solomon
Chief Legal Officer and Secretary